Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated April 10, 2007 on the financial statements of Northwest Iowa Renewable Energy, LLC as of September 30, 2006 and the related statements of operations, changes in members’ equity, and cash flows for the nine month period ended, for the period from inception (June 6, 2005) to December 31, 2005 and the period from inception to September 30, 2006 in the Pre-Effective Amendment No. 1 to the Form SB-2 Registration Statement of Northwest Iowa Renewable Energy, LLC dated on or about April 10, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
April 10, 2007